UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2017

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue

Santa Monica, California 90404

(Registrant’s telephone number, including area code) (877) 848-3866

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On April 5, 2017, Lions Gate Films Holdings Company #2, Inc. (“Lions Gate”), a California corporation and a wholly-owned subsidiary of Lions Gate Entertainment Corp. (the “LGEC”), a corporation organized and existing under the corporate laws of British Columbia, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Viacom International Inc., a Delaware corporation (“VII”), Paramount NMOC LLC, a Delaware limited liability company (“Paramount”, and together with VII and Lions Gate, the “Sellers”), and Metro-Goldwyn-Mayer Studios Inc., a Delaware corporation (“MGM”).

Pursuant to the Purchase Agreement, each of Lions Gate, VII and Paramount will sell to MGM (the “Purchase”) one hundred percent (100%) of their respective equity interest in Studio 3 Partners LLC, a Delaware limited liability company (the “Company”), representing, in the aggregate, a 80.91% interest in the Company (“Transferred Interests”). Prior to the Purchase, MGM, Lions Gate, VII and Paramount were joint venture partners in the Company. As a result of the Purchase, MGM will hold one hundred percent (100%) of the equity interests in the Company.

In consideration for the Transferred Interests, the Sellers will receive an aggregate amount of $1,031,602,500. Lions Gate will sell to MGM its 31.15% interest in the Company in consideration for $397,166,700 payable as follows: (1) $23,362,500 will be paid between the signing of the Purchase Agreement and the closing of the Purchase (the “Closing”) as a member distribution, and (2) $373,804,200 will be paid upon Closing. Additionally, the Purchase Agreement provides that the Sellers may be entitled to receive additional payments in the event that MGM effects one or more sales of equity securities or assets of the Company meeting certain requirements during a specified time period for consideration on a per unit basis above an agreed upon dollar threshold.

The Purchase Agreement contains customary representations and warranties by each party with respect to itself and does not contain any representations or warranties by Lions Gate with respect to the Company or its business. MGM, Lions Gate and the other Sellers have also agreed to various customary covenants and agreements, including, among others, to use their respective reasonable best efforts to secure required regulatory approvals, subject to certain exceptions, and to use commercially reasonable efforts to cause the Company to conduct its business in the ordinary course and consistent with past practice during the period between the execution of the Purchase Agreement and the Closing.

The Closing is contingent on expiration of the waiting period under the Hart-Scott-Rodino Act and other customary closing conditions.

The Purchase Agreement contains certain termination rights for each of MGM, Lions Gate, VII and Paramount. The Purchase Agreement can be terminated by any party (1) by mutual written consent; (2) if the Purchase has not been consummated by an outside date of June 30, 2017 (which either party may generally extend for an additional sixty (60) days if the only closing condition that has not been met is the condition related to the receipt of regulatory approvals); or (3) if there is a final and non-appealable injunction or law restraining or prohibiting the consummation of the Purchase. The Purchase Agreement can also be terminated (a) by Lions Gate, VII or Paramount if MGM has breached its representations, warranties or covenants in a way that prevents satisfaction of a closing condition, subject to a cure period and (b) by MGM if any of Lions Gate, VII or Paramount has breached its representations, warranties or covenants in a way that prevents satisfaction of a closing condition, subject to a cure period.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. Certain schedules and annexures to the Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. LGEC agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or annexure upon request.

Item 7.01. Regulation FD Disclosure.

On April 5, 2017, MGM, VII and LGEC issued a joint press release announcing the Purchase and entry into the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 and the related Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities under that section and shall not be deemed incorporated by reference into any filing by LGEC under the Securities Act of 1933, as amended or the Exchange Act, regardless of any general incorporation language contained in such filing, unless otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being furnished as part of this report:

Exhibit No.	Description

Exhibit 2.1	Membership Interest Purchase Agreement dated April 5, 2017 among Lions Gate Films Holdings Company #2, Inc., Viacom International Inc., Paramount NMOC LLC, and Metro-Goldwyn-Mayer Studios Inc.
Exhibit 99.1	Press Release dated April 5, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIONS GATE ENTERTAINMENT CORP.

Date: April 5, 2017	/s/ Wayne Levin
Wayne Levin
General Counsel and Chief Strategic Officer